UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2006 (July 17, 2006)

THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive offices, including zip code)

(201) 307-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement.

On July 17, 2006, Hertz Global Holdings, Inc. (“Hertz Holdings”), the indirect parent company of The Hertz Corporation (“Hertz”), entered into an employment agreement with Mark P. Frissora, who became the Chief Executive Officer and a director of Hertz and Hertz Holdings effective July 19, 2006.  The agreement with Mr. Frissora embodies the terms of a letter agreement, dated July 10, 2006, entered into between Mr. Frissora and Hertz Holdings, which letter agreement was described in Hertz’s Current Report on Form 8-K as filed on July 14, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 19, 2006, Mark P. Frissora became the Chief Executive Officer and a director of Hertz and of Hertz Holdings.  Mr. Frissora was also appointed as a member of the Executive Committee of the Boards of Directors of Hertz and Hertz Holdings.  At that time, Craig R. Koch, formerly the Chief Executive Officer and a director of Hertz and Hertz Holdings, relinquished the title of Chief Executive Officer and became Chairman of the Boards of Directors of Hertz and Hertz Holdings.

Prior to joining Hertz and Hertz Holdings, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006.  He also served as the Chairman of Tenneco Inc. from March 2000 to July 2006.  From 1996 to April 1999, he held various positions within Tenneco Inc.’s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business.  Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing.  He is a director of NCR Corporation, where he serves on its Compensation Committee, and FMC Corporation, where he serves on its Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and
Chief Financial Officer

Date: July 21, 2006